PROSPECTUS SUPPLEMENT NO. 11	Filed Pursuant to Rule 424(b)(8)
(to prospectus dated April 7, 2023)	Registration No. 333-271046

15,600,000 Shares of Common Stock

NUBURU, INC.

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 7, 2023 (as supplemented from time to time, the “Prospectus”), with the information contained in the Current Report on Form 8-K, filed by Nuburu, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”) on January 4, 2024 (the “Form 8-K”), other than any information which was furnished and not filed with the SEC. Accordingly, we have attached the Form 8-K to this prospectus supplement. The Prospectus relates to the offer and resale of up to 15,600,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), by Lincoln Park Capital Fund, LLC. This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is traded on the NYSE American under the symbol “BURU.” On January 3, 2024, the last quoted sale price for our Common Stock as reported on the NYSE American was $0.154 per share.

We are a “smaller reporting company” and an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 10 of the Prospectus, as well as any updates to such risk factors included in any supplements and amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 4, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2023

Nuburu, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39489	85-1288435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7442 S Tucson Way Suite 130
Centennial, Colorado		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 767-1400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BURU	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 28, 2023, Nuburu, Inc. (the “Company”) received notice (the “Notice”) from the NYSE American LLC (the “NYSE American”) indicating that the Company is not in compliance with the continued listing standard set forth in Section 1003(f)(v) of the NYSE American Company Guide (the “Company Guide”) because the shares of the Company’s common stock have been selling for a low price per share for a substantial period of time. The Notice has no immediate effect on the listing or trading of the Company’s securities and the Company’s common stock will continue to trade on the NYSE American under the symbol “BURU” with the designation of “.BC” to indicate that the Company is not in compliance with the NYSE American’s continued listing standards. Additionally, the Notice does not result in the immediate delisting of the Company’s securities from the NYSE American.

Pursuant to Section 1003(f)(v) of the Company Guide, the Company’s continued listing is predicated on it demonstrating sustained price improvement by no later than June 28, 2024. The Notice further stated that, as a result of the foregoing, the Company has become subject to the procedures and requirements of Section 1009 of the Company Guide, which could, among other things, result in the initiation of delisting proceedings, unless the Company cures the deficiency in a timely manner.

The Company intends to monitor the price of its Common Stock and consider available options, including conducting a reverse stock split, if its Common Stock does not trade at a consistent level likely to result in the Company regaining compliance by June 28, 2024. The Company’s receipt of the Notice does not affect the Company’s business, operations or reporting requirements with the Securities and Exchange Commission.

Item 7.01 Regulation FD Disclosure.

On January 4, 2024, the Company issued a press release related to the foregoing. A copy of the press release is attached as Exhibit 99.1 to this Current Report and is incorporated by reference to this Item 7.01.

The information furnished in this Item 7.01 and Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release, dated January 4, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuburu, Inc.

Date:	January 4, 2024	By:	/s/ Brian Knaley
Name: Brian Knaley Title: Chief Executive Officer

NUBURU Announces Notice of Noncompliance with NYSE American Listing Standards

CENTENNIAL, Colo., Jan. 4, 2024 - NUBURU, Inc. (“NUBURU” or the “Company”) (NYSE American: BURU), a leading innovator in high-power and high-brightness industrial blue laser technology, today announced that on December 28, 2023, it received a deficiency letter (the “Notice”) from the NYSE American LLC (the “NYSE American”) indicating that the Company is not in compliance with the continued listing standards as set forth in Section 1003(f)(v) of the NYSE American Company Guide (the “Company Guide”). Specifically, the Notice informed the Company that the NYSE American has determined that the shares of the Company's common stock have been selling for a low price per share for a substantial period of time, and pursuant to Section 1003(f)(v) of the Company Guide, the Company's continued listing is predicated on it demonstrating sustained price improvement by no later than June 28, 2024.

The Company intends to monitor the price of its Common Stock and consider available options, including conducting a reverse stock split, if its Common Stock does not trade at a consistent level likely to result in the Company regaining compliance by June 28, 2024. The Company’s receipt of the Notice does not affect the Company’s business, operations or reporting requirements with the Securities and Exchange Commission.

About NUBURU

Founded in 2015, NUBURU, Inc. (NYSEAM: BURU) is a developer and manufacturer of industrial blue lasers that leverage fundamental physics and their high-brightness, high-power design to produce faster, higher quality welds and parts than current lasers can provide in laser welding and additive manufacturing of copper, gold, aluminum and other industrially important metals. NUBURU’s industrial blue lasers produce minimal to defect-free welds that are up to eight times faster than the traditional approaches — all with the flexibility inherent to laser processing. For more information, please visit www.nuburu.net.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including relating to its continued listing on the NYSE American. All statements other than statements of historical fact contained in this press release may be forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking words, including “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “seek,” “targets,” “projects,” “could,” “would,” “continue,” “forecast” or the negatives of these terms or variations of them or similar expressions. Forward-looking statements in this press release include, among other things: anticipated benefits associated with laser-based additive manufacturing. All forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements are based upon estimates, forecasts and assumptions that, while considered reasonable by NUBURU and its management, are inherently uncertain and many factors may cause the company’s actual results to differ materially from current expectations which include, but are not limited to: (1) the ability to continue to meet the security exchange’s listing standards; (2) failure to achieve expectations regarding its product development and pipeline; (3) the inability to access sufficient capital to operate as anticipated, whether from Lincoln Park Capital Fund, LLC or other sources; (4) the inability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (5) changes in applicable laws or regulations; (6) the possibility that NUBURU may be adversely affected by other economic, business and/or competitive factors; (7) volatility in the financial system and markets caused by geopolitical and economic factors; (8) failing to realize benefits from the partnership with GE Additive; and (9) other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in NUBURU’s most recent periodic report on Form 10-K or Form 10-Q and other documents filed with the Securities and Exchange Commission from time to time. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. NUBURU does not give any assurance that it will achieve its expected results. NUBURU assumes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by applicable law.

Investor Relations:

Cody Slach & Ralf Esper

Gateway Group, Inc.

BURU@gateway-grp.com

(949) 574-3860

Media Relations:

Zach Kadletz & Anna Rutter

Gateway Group, Inc.

BURU@gateway-grp.com

(949) 574-3860